Exhibit 10-C-1
Employment Arrangement Amendments
David Leitch
Effective as of January 1, 2009

Background

•	Section 409A of the Internal Revenue Code Section of 1986, as amended ("Code"), regulates the provision of nonqualified deferred compensation to employees.

•	The amendments described herein are intended to clarify certain terms of Mr. Leitch's employment arrangement to more clearly specify how the arrangement complies with Code Section 409A.

Amendments

1.	The second sentence of the second bullet (regarding signing bonus) is deleted since Mr. Leitch did not defer any portion of his signing bonus into the Deferred Compensation Plan.

2.
The following shall be added to the end of the second paragraph of the section titled "Retirement":  "Any lump sum payment that becomes payable pursuant to the previous sentence upon termination of employment, other than termination as a result of death,  will be paid on the first day of the seventh month following termination of employment.  In the event of death, such lump sum payment will be paid on the date that is 30 days following the date of death."

3.
The following shall be added to the end of the third paragraph of the section titled "Retirement":  "Any lump sum payment that becomes payable pursuant to the previous sentence will be paid on the date that is 30 days following the date on which you die or become totally and permanently disabled.  For purposes of this paragraph, 'totally and permanently disabled' means that you:

(a)
Are not engaged in regular employment or occupation for remuneration or profit (including employment with the Company and/or its subsidiaries, but excluding employment or occupation which the Company determines to be for purposes of rehabilitation); and

(b)
Are determined by the Company, on the basis of medical evidence, to be totally disabled by bodily injury or disease so as to be prevented thereby from engaging in any regular occupation with the Company, where such disability has been continuous for at least 5 months, and where the Company determines such disability will be permanent and continuous during the remainder of your life.

4.	The provisions regarding severance pay are deleted since Mr. Leitch did not terminate employment during 2005 or during the first two years of employment.

5.	The provision entitled "Tax Consequences and Possible Delays in Payment to Avoid Penalties" shall be amended in its entirety to read as follows:

"Tax Consequences and Delays in Payment

You are solely responsible and liable for all taxes that may arise in connection with the compensation and benefits that you receive from Ford.  This includes any tax arising under Section 409A of the Internal Revenue Code of 1986, as amended (Code).  Notwithstanding anything contained in this agreement to the contrary, for purposes of determining the timing of payments under this arrangement upon termination of employment, as defined for purposes of Code Section 409A, you will be treated as if you were a 'Specified Employee' under Code Section 409A at the time of termination.  Consequently, no payment of deferred compensation as defined under Code Section 409A shall be made pursuant to this arrangement upon termination of employment (other than as a result of death or disability) prior to the first day of the seventh month following such termination of employment.  Please consult your personal financial or tax advisor about the tax consequences of your compensation and benefits.  No one at Ford is authorized to provide this advice to you."

These amendments are effective as of January 1, 2009.

/s/ Felicia Fields	/s/ David Leitch
Felicia Fields	David Leitch